Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
NII Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑205259 and 333-205665) on Forms S-8 and S-3, respectively, of NII Holdings, Inc. of our reports dated March 18, 2019, with respect to the consolidated balance sheets of NII Holdings, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of NII Holdings, Inc.
Our report dated March 18, 2019, on the consolidated financial statements, refers to a change in the method of accounting for revenue from contracts with customers.
Our report dated March 18, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company had an insufficient number of experienced resources at Nextel Brazil, which impacted, among other things, the Company's ability to reach timely accounting conclusions, validate the completeness and accuracy of information used to support accounting analyses across multiple accounts, and design and carry out control activities to be responsive to changes in the Company's business and regulatory environments, as well as the ineffective operation of general information technology controls over system changes, which could have adversely impacted the related manual and automated business process controls.

/s/ KPMG LLP
McLean, Virginia
March 18, 2019